EXHIBIT 10.20
                              EMPLOYMENT AGREEMENT

         I, Clyde Fessler, agree to the terms and conditions of employment with Viper Motorcycle Company, a Minnesota Corporation, (Company) set forth in this Employment Agreement (Agreement).

         1. TERM OF EMPLOYMENT. My employment under this Agreement shall commence on June 3, 2004. The term of my employment shall be for three years, subject to Section 5 of this Agreement.

         2. NATURE OF DUTIES. I shall be the Company's Chief Executive Officer. My duties, privileges, obligations and limitations as CEO are set forth, in part, in Appendix A of this Agreement. I shall report directly to the Company's Board of Directors.

         3. PLACE OF PERFORMANCE. I shall be based at Castle Rock, Colorado, or at any other location at which I elect to establish my personal residence, but agree to travel to locations designated by the Company's Board of Directors as set forth in Appendix A of this Agreement,

         4. COMPENSATION AND RELATED MATTERS.

            (a) BASE SALARY. The Company shall pay me base salary at an annual rate of $100.00 (One Hundred Dollars) per year, payable in advance on the first day of each contract year, or such higher rate as it elects to pay me

            (b) SIGNING BONUS. Upon the commencement of my employment, the
                Company shall grant me 100,000 common shares of Company stock, which shall immediately and irrevocably become my property regardless of the duration of my employment with the Company. At the time of this grant, these shares shall vest immediately but be "restricted" within the meaning of Appendix A of this Agreement.

            (c) EQUITY COMPENSATION. Subject to Section 5 of this Agreement, I shall be granted and have conveyed to me a total of 300,000 common shares of Company stock, which shall vest in thirty-six
                (36) equal monthly installments, on the 15th day of each calendar month during the three-year duration of this Agreement, but shall remain "restricted." Upon termination for cause or upon resignation without good reason, all then unvested shares under Section 4(c) of this Agreement shall be forfeited by me. Until the shares of common stock granted to me are vested, I understand I am prohibited from transferring, assigning, conveying, pledging, hypothecating or otherwise encumbering such shares.

            (d) YEAR-END BONUS. The Company may elect to pay me a year-end bonus in an amount determined at the discretion of the Company's Board of Directors.

            (e) STANDARD BENEFITS. During my employment, I shall be entitled to participate in all employee benefit plans and programs to the same extent generally available to other Company officers.

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            (f) HOME OFFICE ALLOWANCE. I shall receive a monthly home office allowance in the amount of $500.00, payable on the last day of each month, which represents the Company's best estimate of the actual cost to me of the use of my home office for Company business.

            (g) INDEMNIFICATION. The Company agrees to fully indemnify me for any costs, legal expenses, fees, fines, judgments or other expenses of any kind that I may incur as a result of any actions I take (or am alleged to have taken) in the course and scope of my employment with the Company subject to the limitations of Minnesota Statutes 302A.521.

            (h) DIRECTORS AND OFFICERS LIABILITY. Furthermore, the Company shall obtain and maintain a Directors and Officers liability policy, providing coverage in such amount as the Board of Directors determines to be fiscally prudent and no less than that provided to any other Director or Officer. Such indemnity coverage shall effectively cover any acts that occurred during my employment, even after I am no longer employed.

            (i) EXPENSES. I shall be entitled to receive prompt reimbursement for all reasonable and customary travel and business expenses I incur in connection with my employment in accordance with the Company's policies. In addition, I shall be reimbursed for my attorney fees and accounting fees for the initial negotiation of this Agreement, up to a maximum of $5,000.00.

            (j) LIFE INSURANCE. Within 30 days of the execution of this
                Agreement, the Company shall make its best efforts to obtain a term life insurance policy at standard premium rates (not to exceed an annual premium of $3,000.00) which, in the event of my death, shall pay a benefit of $500,000 (or other amount as agreed, depending on insurability and premium limitation) to my beneficiaries.

            (k) LONG TERM DISABILITY INSURANCE. Within 60 days of the execution of this Agreement, the Company shall make its best efforts to obtain, on my behalf, a long-term disability insurance policy, providing I am insurable at standard premium rates, in the amount of the lesser of: (i) the maximum benefit that can be obtained based on my annual compensation or; (ii) $150,000 annually.

            (l) CONFLICT OF INTEREST. I hereby represent that I have no conflicts of interest or contractual obligations that restrict me in any way or prevent me from entering into this Agreement.

         5. TERMINATION.

            (a) RIGHTS AND DUTIES. If my employment is terminated, I shall be entitled to the amounts or benefits shown in the applicable row in the following table, subject to the balance of this Section
                5. The Company and I shall have no further obligations to each other, except the Company's ongoing indemnification obligation under Section 4 and my confidentiality, etc. obligations under
                Section 6, 7 and 8.

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DISCHARGE FOR CAUSE; RESIGNATION           Prompt conveyance of (1) any
WITHOUT GOOD REASON                        then-vested but unconveyed equity
                                           compensation owed me under Section
                                           4(c) of this agreement, (2) any
                                           outstanding expense reimbursements,
                                           and (3) any other unpaid vested
                                           amounts or benefits then due me under
                                           any Company compensation, incentive,
                                           or benefit plan.
--------------------------------------------------------------------------------
DISABILITY                                 Same as for "Discharge for Cause"
                                           EXCEPT that if the Company has failed
                                           to obtain the long-term disability
                                           policy set forth in Section 4(k), it
                                           shall be treated as a "Discharge
                                           other than for Cause."
--------------------------------------------------------------------------------
DISCHARGE OTHER THAN FOR CAUSE OR          Same as for "Discharge for Cause"
DISABILITY; ESIGNATION WITH                EXCEPT within 21 R days of the end of
GOOD REASON                                my employment, the company shall
                                           convey to me a grant of Company stock
                                           equal to 300,000 common shares less
                                           any shares previously granted and
                                           conveyed to me in accordance with
                                           Section 4(c) of this Agreement;
--------------------------------------------------------------------------------
DEATH                                      Same as for "Discharge for Cause"
                                           EXCEPT that any such payments and any
                                           benefits under Company employee
                                           benefit plans or programs payable
                                           upon my death shall be made to my
                                           designated beneficiary.
--------------------------------------------------------------------------------

            (b) DISCHARGE FOR CAUSE. The Company may terminate my employment at any time if it has Cause to terminate me. "Cause" shall mean:

                    i. my conviction of a felony or a willful, criminal act of fraud or dishonesty or other felonious act, the purpose or effect of which materially and adversely affects the Company; or

                    ii. I have engaged in conduct that constitutes willful gross neglect or willful gross misconduct with regard to my employment duties, such gross misconduct or gross neglect resulting in economic harm or loss to the Company, provided that (1) for purposes of determining whether conduct constitutes willful gross misconduct, no act on my part shall be considered "willful" unless done by me in bad faith or without reasonable belief that my action was in the best interests of the company and (2) I have been given written notice by the Board of Directors of my violation of this section and a reasonable opportunity to cure my violation. My unwillingness to give up the residence and travel privileges set forth in Appendix A of this agreement shall not under any circumstances constitute "Cause."

If I am discharged for Cause, I will only receive the benefits to which I am entitled under Section 5(a).

            (c) TERMINATION FOR DISABILITY. Except as prohibited by applicable law, the Company may terminate my employment on account of Disability, or may transfer me to inactive employment status, which shall have the same effect under this Agreement as a termination for Disability. "Disability" means a physical or mental illness, injury, or condition that prevents me from performing substantially all of my duties under this Agreement for at least 120 consecutive calendar days or for at least 150 calendar days, whether or not consecutive, in any 365 calendar day period.

            (d) DISCHARGE OTHER THAN FOR CAUSE OR DISABILITY. The Company may
                terminate my employment at any time for any reason, and without advance notice. If I am terminated by the Company other than for Cause under Section 5(b) or for Disability under Section 5(c), I will receive the benefits provided for in Section 5(a) for a discharge other than for cause.

            (e) RESIGNATION FOR GOOD REASON. "Good Reason" means that, without my express written consent, one or more of the following events has occurred:

                    i. DEMOTION. My job duties are substantially diminished.

                    ii. PAY CUT. My guaranteed equity compensation is reduced. Decline in the value of the equity shall not constitute a pay cut.

                    iii. RELOCATION/TRAVEL/VACATION REQUIREMENTS. The Company fails to honor the relocation, travel and vacation provisions of Appendix A of this Agreement, or if I consent to relocation, the Company fails to pay (or reimburse me) for all reasonable moving expenses I incur in changing my principal residence in connection with the relocation.

                    iv. BREACH OF PROMISE. The Company materially breaches this Agreement or fails to deliver to me any cash or equity compensation within 30 days after it is due.

                    v. DISCONTINUANCE OF BENEFITS. The Company stops providing me with life insurance, health insurance, disability insurance or other benefits that, in the aggregate, are guaranteed by this Agreement.

                    vi. NOTICE OF PROSPECTIVE ACTION. I am officially notified (or it is officially announced) that the Company will take any of the actions listed above during the term of this Agreement.

                    viii. CHANGE IN CONTROL. There is a Change in Control as defined in Appendix B to this Agreement.

However, an event that is or would constitute Good Reason shall cease to be Good Reason if: (1) I do not terminate employment within 60 days after the event occurs; or (2) the Company reverses the action or cures the default that constitutes Good Reason within 14 days after I notify it in writing that Good Reason exists before I terminate employment.

            (f) DEATH. If I die while employed under this Agreement, the payments required by Section 5(a) in the event of my death shall be made.

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

         6. CONFIDENTIALITY. I acknowledge that I currently possess or will acquire secret, confidential, or proprietary information or trade secrets concerning the operations, future plans, or business methods of the Company. I agree that the Company would be irreparably harmed if I used or disclosed this information. To prevent this harm, I am making the promises set forth in this Section.

            (a) PROMISE NOT TO DISCLOSE. I promise never to use or disclose any such information before it has become generally known within the relevant industry through no fault of my own.

            (b) RETURN OF CONFIDENTIAL INFORMATION. When my employment with the
                Company ends, I will promptly deliver to the Company or, at its written instruction, destroy all documents, data, drawings, manuals, letters, notes, reports, electronic mail, recordings, and copies thereof, in my possession or control.

            (c) ENFORCEMENT OF THIS SECTION. This section shall survive the termination of this Agreement for any reason.

         7. NON-SOLICITATION OF COMPANY CUSTOMERS OR CLIENTS. I agree and understand that the information disclosed to me by the Company for purposes of my employment is unique and special and requires that the Company protect itself and its confidential information from disclosure upon the termination of this Agreement. I agree that for a period of one (1) year following the termination of this Agreement, I will not directly or indirectly (as owner, consultant or employee) solicit any employees or customers of the Company.

         8. NON-COMPETITION. I will not do or attempt to do any of the following, either directly or indirectly, during the period I am employed by the Company or during the period of one year after my agreement terminates, within the Company's market area, either for myself or for any other person, firm or company: (a) compete against the Company; (b) carry on a business similar to Company's business; (c) engage in a business similar to Company's business; (d) take any action or perform any services which are similar to the actions taken or services performed by me for the Company during said time which actions or services are designed to, or in fact call upon, compete for, solicit, divert, or take away, or attempt to divert or take away, any of the customers, suppliers, endorsers, prospects targeted or contacted, or advertisers of Company whom I knew to be customers, suppliers, endorsers, prospects targeted or contacted, or advertisers of Company; (e) or own, manage, be employed by, work for, consult for, be an officer or director of, advise, represent, engage in, or carry on any business engaged in any other business similar to the type of business engaged in by Company. "Similar business" or "business similar to company business" for purposes of this section shall be defined as the manufacture of two-wheel motorcycles with engines above 750cc.

         9. NOTICE.

            (a) TO THE COMPANY. I will send all communications to the Company in writing, addressed as follows (or in any other manner the Company notifies me to use):

            If Mailed:     Viper Motorcycle Company
                           Attention:  John Lai
                           5733 International Parkway
                           New Hope, MN 55428

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

            If Faxed:      Viper Motorcycle Company
                           Attention:  John Lai
                           Fax:    (763) 732-0781
                           Tel.:   (763) 732-0778

            (b) TO ME. All communications from the Company to me relating to this Agreement must be sent to me in writing to my home address, 790 International Isle Drive, Castle Rock, CO, 80108, or in any other manner I notify the Company to use.

            (c) TIME NOTICE DEEMED GIVEN. Notice shall be deemed to have been given when delivered or, if earlier (1) when mailed by United States certified or registered mail, return receipt requested, postage prepaid, or (2) faxed with confirmation of delivery, in either case, addressed as required in this section.

         10. GOLDEN PARACHUTE GROSS-UP.

            (a) If my aggregate payments and benefits under this Agreement and all other contracts, arrangements, or programs exceed the maximum amount that may be paid to me without triggering golden parachute penalties under Section 280G and related provisions of the Internal Revenue Code, as determined in good faith by the Company's independent auditors, I will receive a gross-up payment. The gross-up amount will be an amount that, after payment by me of all income, payroll, and excise taxes on the gross-up payment, equals the excise taxes I must pay under Internal Revenue Code Section 4999.

            (b) All determinations needed to apply this section shall be made in good faith by the Company's independent auditors. The independent auditors will assume that I pay federal, state, and local income taxes at the highest marginal tax rate in the calendar year in which the gross-up payment is to be made, net of the maximum reduction in federal income taxes that could be obtained from deduction of those state and local taxes.

            (c) If my gross-up payment turns out to have been insufficient (for example, because I receive payments that were not expected when the gross-up payment was calculated), the Company will pay me an additional gross-up payment that, on an after tax basis, is sufficient to cover both the extra Internal Revenue Code Section 4999 excise taxes I owe and any interest, penalties, or additions I must pay because of the miscalculation of my excise tax liability. If I receive a gross-up payment that turns out to have been excessive, I must pay the Company the excise tax included in the gross-up that I did not, in fact, have to pay, the federal, state and local income and payroll tax gross-up I received with respect to that excise tax amount (to the extent that I am allowed a federal, state, or local income tax deduction with respect to the repayment), and interest on the amount I must repay at the rate provided in Internal Revenue Code Section 1274(b)(2)(B).

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

            (d) I and the Company agree to cooperate with each other to resolve any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties with respect to payments or benefits I receive.

         11. AMENDMENT. No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by me and a Company officer duly authorized by the Board of Directors. A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time.

         12. INTERPRETATION. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Minnesota (excluding any that mandate the use of another jurisdiction's laws).

         13. SUCCESSORS. This Agreement shall be binding upon, and shall inure to the benefit of me and my estate, but I may not assign or pledge this Agreement or any rights arising under it.

         14. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

         16. ENTIRE AGREEMENT. All oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement. However, this Agreement does not override other written agreements I have executed relating to specific aspects of my employment.


I ACKNOWLEDGE THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND ME RELATING TO THE SUBJECTS COVERED IN THIS AGREEMENT ARE CONTAINED IN IT AND THAT I HAVE ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE COMPANY OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.

I FURTHER ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT, THAT I UNDERSTAND ALL OF IT, AND THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH MY PRIVATE LEGAL COUNSEL AND HAVE AVAILED MYSELF OF THAT OPPORTUNITY TO THE EXTENT I WISHED TO DO SO.

Viper Motorcycle Company                    Clyde Fessler

By:  /s/ Garry Lowenthal                      /s/ Clyde Fessler
     ---------------------------                 -------------------------------

Its:  Chief Financial Officer
     -------------------------------
Date:  3 June 2004                          Date:  June 3, 2004
     -------------------------------             -------------------------------

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

                                   APPENDIX A
                JOB DESCRIPTION, DUTIES, PRIVILEGES, RESTRICTIONS

1.       CHIEF EXECUTIVE OFFICER. In my capacity as CEO of the Company:

         (a)   I shall report directly to the Company's Board of Directors.

         (b) During the term of this Agreement, the Company and/or the Nominating/Governance Committee of the Board of Directors shall nominate me and one other person of my choosing reasonably acceptable to the Company and the Company will use its best efforts to cause such person to be elected as a director at any and all meetings of shareholders at which directors are required to be elected under Minnesota law during the term of this Agreement.

         (c) I shall perform the ordinary and customary duties of Chief Executive Officer as designated by the Board of Directors, including, but not limited to, completion of the Company's strategic plans, formulation and approval of its sales and marketing plan, approval of its annual budget and service as director of product planning. I agree to comply with all guidelines approved by the Board of Directors.

2. TRAVEL ON COMPANY BUSINESS. Although my employment is considered to be full time, I agree that I shall operate at the Company's corporate headquarters or another location away from my principal residence for a minimum of one week per calendar month during the term of this Agreement. The remainder of the time I agree to work from my home office or other location I designate. If I elect to bring one guest with me on any travel on behalf on the Company (including to headquarters), the Company agrees to reimburse me for the cost of my guest's coach-class commercial air travel up to a maximum of $4000 per year.

3. VACATION. In addition to taking vacation time in accordance with the Company's standard vacation policy, I may elect to take any amount of additional vacation time within the calendar month of January each year, however I agree to make myself available by telephone and/or email, or personally (if I determine it to be necessary) during this time if business requires it.

4. RESTRICTED STOCK. I agree and understand that the 400,000 common shares of the Company that constitute my Signing Bonus and Equity Compensation under Section 4 of this Agreement constitute "restricted securities" as defined under rules and regulations of the Securities Act of 1933, as amended. I intend to accept these common shares for my own account, for long-term investment, and with no present intention to resell, transfer or otherwise dispose of such 400,000 shares. I further agree that I will accept certificates for such 400,000 shares with a legend restricting further resale, transfer or disposition thereof unless registered under applicable securities laws or satisfying an exemption from such registration. I further agree that all of such 400,000 shares shall be subject to the "lock-up" provisions of the underwriter of our pending IPO on the same terms and conditions as the shares awarded to other Company executives as a portion of their compensation.

5. USE OF MOTORCYCLE. I understand that the Company will provide a Viper motorcycle for my use during the period of my employment under this Agreement.

Doc# 1894393\8

                                   APPENDIX B
                                CHANGE IN CONTROL

         1. "Change in Control" means one of the following events, except as provided in Section 2 of this Appendix:

                  (a) ACQUISITION OF CONTROLLING INTEREST. Any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities in connection with a merger or otherwise; provided, however, this shall not apply to securities issued in connection with, or pursuant to, securities of the Company outstanding as of the date hereof.

                  (b) CHANGE IN BOARD CONTROL. Individuals who constituted the Board when this Agreement is executed (or their approved replacements, as defined in the next sentence) cease for any reason to constitute a majority of the Board. A new Director shall be considered an "approved replacement" Director if his or her election (or nomination for election) was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors when this Agreement was executed or were themselves approved replacement Directors, but in either case excluding any Director whose initial assumption of office occurred as a result of an actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board.

                  (c) MERGER APPROVED. The stockholders of the Company approve a merger or consolidation of the Company with any other corporation unless the voting securities of the Company outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 51% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

                  (d) SALE OF ASSETS. The stockholders of the Company approve an agreement or series of agreements for the Company's sale or disposition to one or more Persons of at least 40% of the Company's assets.

                  (e) LIQUIDATION OR DISSOLUTION. The stockholders of the Company approve a plan or proposal for liquidation or dissolution of the Company.

         2. "Change in Control" shall not include:

                  (a) Any acquisition of the Company by me or a group of which I am a member.

                  (b) The completion of the Company's initial public offering relating to the offer and sale of approximately 1,265,000 shares of common stock and redeemable warrants to purchase 1,265,000 shares of common stock (including the underwriter's over-allotment), and any subsequent initial public offering of securities of the Company if, after the consummation of such public offering, the stockholders of the Company immediately prior to the public offering continue to own not less than 20% of the outstanding shares of Common Stock of the Company.

         3. As used in this Appendix B,

         "Beneficial Owner" has the meaning set forth in Rule 13d-3 under the Securities Act.

         "Board" means the Board of Directors of the Company.

         "Company" means Viper Motorcycle Company

         "Person" has the meaning given in Securities Act Section 3(a)(9), as modified and used in Securities Act Section 13(d), and shall include a "group," as defined in Rule 13d-5 promulgated thereunder. However, a "person" shall not include: (i) the Company or its Parent, Subsidiaries, or Affiliates; (ii) a trustee or other fiduciary holding securities under this Plan or any employee benefit plan of the Company, its Parent, Subsidiaries, and Affiliates (iii) an underwriter temporarily holding securities pursuant to an offering; or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of the Company.

         "Securities Act" means the Securities Exchange Act of 1934.